Exhibit 10.13

Execution Version

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, dated July 28, 2014 (this “Agreement”), is by and among CD&R Millennium US AcquiCo LLC, a Delaware limited liability company (“US AcquiCo”), Kairos Vier Vermögensverwaltungs-GmbH, a private limited company incorporated under the laws of Germany (“German BidCo”) and Clayton, Dubilier & Rice, LLC, a limited liability company organized under the laws of Delaware (“CD&R”). Capitalized terms used herein without definition have the meanings set forth in Section 1 of this Agreement.

W I T N E S S E T H:

WHEREAS, German Bidco and US AcquiCo were acquired and formed, respectively, on behalf of Clayton, Dubilier & Rice Fund IX, L.P., a Cayman Islands exempted limited partnership (“Fund IX”), in order to acquire (the “Acquisition”) all of the shares in Mauser Holding GmbH, a limited liability company incorporated under the laws of Germany (“Mauser Holding”), and all of the shares in Inuit U.S. Holdings, Inc., a Delaware corporation (“Inuit”), in each case pursuant to the Sale and Purchase Agreement, dated May 10, 2014 (as may be amended from time to time, the “Acquisition Agreement”), among DICPE (Mauser) L.P., SMA Betiligungs-GMBH, Björn Kreiter, Elliot Pearlman, Francisco de Miguel, Mauser 1 Beteiligunggesellschaft Bürgerlichen Rechts, Mauser 2 Beteiligunggesellschaft Bürgerlichen Rechts, Mauser 3 Beteiligunggesellschaft Bürgerlichen Rechts and Mauser Industrieverpackungen GmbH (as the sellers) and German Bidco and US AcquiCo (as the purchasers);

WHEREAS, Fund IX, CD&R Advisor Fund IX, L.P. (“Advisor Fund IX”) and Clayton, Dubilier & Rice Fund IX-A, L.P. (“Fund IX-A,” and together with Fund IX and Advisor Fund IX, the “CD&R Funds”), each a Cayman Islands exempted limited partnership, are the sole limited partners in CD&R Millennium (Cayman) Partners L.P., a Cayman Islands exempted limited partnership (“Millennium Cayman LP”);

WHEREAS, Millennium Cayman LP currently owns 100% of the shares of CD&R Millennium HoldCo 1 S.à r.l., a private limited liability company incorporated under the laws of the Grand Duchy of Luxembourg (“Parent”) (with certain members of management of the Company Group (as defined below) being expected to acquire shares of Parent in connection with the closing of the Acquisition), and Parent indirectly owns 100% of the shares in each of German Bidco and US AcquiCo;

WHEREAS, CD&R is engaged in the business of providing management services to affiliated private investment funds, including those CD&R Funds which acquired indirect controlling ownership interests in the Parent in connection with the Acquisition;

WHEREAS, CD&R, in conjunction with its role as manager of such affiliated investment funds and in order to support and enhance the operational and financial performance of such funds’ investments, is willing and able to provide certain consulting services to the Parent and its Subsidiaries from time to time, including, following the consummation of the Acquisition, Mauser Holding and Inuit and each of their respective Subsidiaries (“Company Group”), as provided herein;

WHEREAS, in connection with the Acquisition, CD&R has provided intensive strategic and operational consulting services to the Company Group, based on analyses undertaken by the financial and operating partners of CD&R prior to and in connection with the closing of the Acquisition, which services included, without limitation, (a) advising and providing assistance to the Company Group in identifying and retaining additional or new legal, accounting, insurance, compensation, investment banking, financial and other advisors and consultants, (b) reviewing and providing recommendations concerning the staffing and employment needs of the Company Group, including possible near-term additions and changes to the management of the Company Group, (c) developing and recommending revised compensation and employee benefit plans for the management and other employees of the Company Group, (d) analyzing the Company Group’s capital structure and financial and risk management, including proposing possible changes and making recommendations concerning cash management, financial reporting and controls, banking relationships and insurance programs, (e) analyzing and recommending potential adjustments to the Company Group’s business strategy, (f) evaluating and making suggestions for improving the Company Group’s arrangements for the procurement of certain support services, and (g) identifying areas for improving the Company Group’s business and profitability, and making recommendations for near-term operational improvements (such services, collectively, the “Acquisition Services”);

WHEREAS CD&R has provided financial and management advisory and other services to, or for the benefit of, German BidCo and US AcquiCo in connection with (a) the financing commitment papers, dated May 10, 2014, among, inter alia, HoldCo 6, US AcquiCo and several banks and other financial institutions party thereto (as may be further amended, waived, modified or supplemented from time to time, the “Commitment Papers”) and (b) the credit agreement, to be dated on or about July 31, 2014, among, inter alia, HoldCo 6, US AcquiCo and several banks and other financial institutions parties thereto (as it may be further amended, waived, modified or supplemented from time to time, the “Credit Agreement”), including, without limitation, assistance advising on, facilitating and coordinating the negotiation of the commercial terms of the Commitment Papers and the Credit Agreement, providing financial analysis thereon and facilitating the preparation, negotiation, execution and delivery of the Commitment Papers and the Credit Agreement and various security agreements relating to the financing of the Acquisition, the refinancing of existing borrowings and the availability of funds for other purposes (such services collectively, the “Senior Facilities Financing Services”);

WHEREAS, thereafter German BidCo and US AcquiCo desire that they and other members of the Company Group receive, and CD&R is willing to provide, ongoing strategic and operational consulting services to the Company Group of the kind described above, including but not limited to assistance in developing and implementing corporate and business strategy and planning for each such member, including plans and programs for improving operating, marketing and financial performance, budgeting of future corporate investments, recruiting key management employees, establishing and maintaining banking and legal and other business relationships as well as revisions to and implementation of recommendations made as part of the Acquisition Services and assistance to German BidCo and US AcquiCo in executing the strategic and operational improvements identified and recommended as part of the Acquisition Services (such services, collectively, the “Continuing Services”); and

WHEREAS, concurrently with the execution and delivery of this Agreement,    Parent, German Bidco, US Acquico, CD&R, Fund IX, Advisor Fund IX and Fund IX-A are entering into an Indemnification Agreement, dated as of the date hereof (as the same may be amended, waived, modified or supplemented from time to time, the “Indemnification Agreement”), and certain other members of the Company Group are expected to accede to the Indemnification Agreement following the closing of the Acquisition.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the following respective meanings:

“Acceding Parties” means those members of the Company Group which accede to this Agreement from time to time pursuant to Section 12.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such Person. “Control” of any Person shall consist of the power to direct the management and policies of such Person (whether through the ownership of voting securities, by contract, as trustee or executor or otherwise) and, without limiting the foregoing, shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person (or other persons performing similar functions), and “Controlled by” and “Controlling” shall have correlative meanings proceeding from the foregoing definition.

“Person” means an individual, corporation, partnership, trust, or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.

“Subsidiary” means each company, partnership or other person or entity in which Parent owns or controls, directly or indirectly, share capital or other equity interests representing at least 50% of the existing voting shares or other equity interests.

2. Engagement. Each of US AcquiCo and German BidCo hereby (i) engages CD&R as a consultant to perform the Acquisition Services and the Senior Facilities Financing Services and (ii) confirms that any Acquisition Services and the Senior Facilities Financing Services performed by CD&R prior to the date hereof were performed as a consultant. Each of German BidCo and US AcquiCo, on its own behalf and behalf of the members of the Company Group, hereby engages CD&R as a consultant to provide the Continuing Services to itself and other members of the Company Group, as the case may be, and CD&R hereby agrees to provide the Continuing Services, all on the terms and subject to the conditions set forth below.

3. Scope of Future Services.

(a) CD&R hereby agrees, during the term of this Agreement, to provide the members of the Company Group with such Continuing Services as may reasonably be requested from time to time by German BidCo or US AcquiCo, as the case may be, and agreed to by CD&R.

(b) In addition to, and without duplication of, the Acquisition Services, the Senior Facilities Financing Services and the Continuing Services, CD&R hereby agrees, during the term of this Agreement, to provide the members of the Company Group with strategic, financial, operational, management advisory and other consulting services as may reasonably be agreed from time to time by German BidCo or US AcquiCo, as applicable, and CD&R with respect to proposed transactions, including, without limitation, any proposed acquisition, merger, full or partial recapitalization, structural reorganization (including any divestiture of one or more subsidiaries or operating divisions of any member of the Company Group), reorganization of the shareholdings or other ownership structure of the Company Group, sales or dispositions of assets or any other similar transaction (each, a “Transaction”) directly or indirectly involving the members of the Company Group (collectively, the “Transaction Services,” and together with the Acquisition Services, the Senior Facilities Financing Services and the Continuing Services, the “Consulting Services”).

(c) Each of German BidCo and US AcquiCo shall, and shall procure that each other member of the Company Group shall use its reasonable best efforts to furnish (or cause their respective subsidiaries, employees and agents to furnish) CD&R with such information as CD&R believes appropriate to perform its engagement hereunder (all such information so furnished being referred to herein as the “Information”). Each of German BidCo and US AcquiCo, on its own behalf and on behalf of each member of the Company Group, recognizes and confirms that (i) CD&R will use and rely on the Information and on information available from generally recognized public sources in performing the Consulting Services and (ii) CD&R does not assume responsibility for the accuracy or completeness of any such Information or such other information. CD&R does not represent or warrant any particular result of the Consulting Services provided hereunder.

(d) Each of German BidCo and US AcquiCo on its own behalf and on behalf of each other member of the Company Group, acknowledges that CD&R may from time to time engage advisors, consultants and other agents (including, for the avoidance of doubt, its Affiliates) to assist CD&R in providing the Consulting Services to German BidCo, US AcquiCo or the other members of the Company Group.

(e) Each of German BidCo and US AcquiCo on its own behalf and on behalf of each other member of the Company Group hereby consents to CD&R and any CD&R Affiliate (as defined below) sharing any information it receives from the Company Group with any other CD&R Affiliate (other than other portfolio companies) and with appropriate third parties in furtherance of providing Consulting Services hereunder, and to the internal use by CD&R and such CD&R Affiliates of any information received from the Company Group, subject, however, to (i) CD&R maintaining adequate procedures to prevent such information from being used in connection with the purchase or sale of securities of either of German BidCo or US AcquiCo or any of their respective Affiliates in violation of applicable law and (ii) the recipient of such information being subject to an agreement (or being under a duty of trust or confidence) to maintain the shared information in confidence.

(f) For avoidance of doubt, the parties acknowledge and agree that CD&R’s services hereunder shall be limited to providing the Consulting Services and shall not extend to the right to manage or otherwise exercise control over German BidCo or US AcquiCo or any other Subsidiaries of Parent.

(g) Any advice or opinions provided by CD&R or CD&R

Affiliates may not be disclosed or referred to publicly or to any third party (other than the Company Group’s legal, tax, financial or other advisors), except with CD&R’s prior written consent.

4. Compensation; Reimbursement of Expenses.

(a) At Closing (as defined in the Acquisition Agreement), German BidCo and US AcquiCo shall pay, or shall procure that one or more other members of the Company Group (excluding, for the avoidance of doubt, Mauser Holding, Inuit or any of their respective Subsidiaries, which shall only become members of the Company Group upon Closing) shall pay to CD&R an aggregate fee in the amount of € 11,000,000, a portion of which shall be allocated and invoiced by CD&R as compensation for the Acquisition Services (the “Acquisition Services Fee”) and the remainder of which shall be allocated and invoiced by CD&R as compensation for the Senior Facilities Financing Services (the “Senior Facilities Financing Services Fee”).

(b) German BidCo and US AcquiCo shall pay, or shall procure that one or more other members of the Company Group pay, to CD&R as compensation for the Continuing Services rendered by CD&R or any Affiliate of CD&R to German BidCo, US AcquiCo and other members of the Company Group hereunder, an aggregate fee of € 2,500,000 per annum (the “Continuing Services Fee”), payable quarterly in advance on the first day of each January, April, July and October (each, a “Continuing Services Payment Date”). The Continuing Services Fee shall begin accruing immediately following the consummation of the Acquisition and the amount of the Continuing Services Fee accrued prior to the next succeeding Consulting Services Payment Date shall be payable on such next succeeding Continuing Services Payment Date, together with the regular installment of the Continuing Services Fee payable on such Continuing Services Payment Date. Subject to Sections 4(c) and 4(f), such Continuing Services Fee may be increased only with (i) the approval of a majority of the members of the board of directors of HoldCo 6 (the “Board of

Directors”) who are not employees of CD&R or any of their respective Affiliates (the “Disinterested Directors”) or (ii) if there are no Disinterested Directors serving on the Board of Directors, the approval of a mutually recognized expert with expertise in private equity compensation arrangements (in either case, a “Disinterested Approval”) approving the terms and conditions of the fee for which approval is required, but may not be decreased without the prior written consent of each of German BidCo, US AcquiCo and CD&R.

(c) As compensation for the Transaction Services, in connection with each Transaction that is consummated, German BidCo and US AcquiCo shall pay, or shall procure that one or more of other members of the Company Group shall pay, on behalf of the other members of the Company Group, to CD&R an aggregate fee (a “Transaction Fee”) in such amount as CD&R, on the one hand, and German BidCo and US AcquiCo, on behalf of the members of the Company Group, on the other hand, may agree immediately prior to the consummation of such Transaction.

(d) German BidCo and US AcquiCo shall reimburse, or shall procure that one or more other members of the Company Group shall reimburse, CD&R and its Affiliates for all reasonable travel and other out-of-pocket expenses incurred by CD&R and its Affiliates and their respective partners, members, employees, agents and advisors in the course or on account of rendering any Acquisition Services (“Acquisition Services Expenses”), including without limitation, any fees and expenses of any legal, accounting or other professional advisors to CD&R and its Affiliates engaged in connection with the Acquisition Services provided. German BidCo and US AcquiCo shall reimburse, or shall procure that one or more other members of the Company Group reimburse, CD&R and its Affiliates for such reasonable travel and other out of pocket expenses incurred by CD&R and its Affiliates and their respective partners, members, employees, agents and advisors in the course or on account of rendering any Senior Facilities Financing Services (“Senior Facilities Financing Services Expenses”), including, without limitation, any fees and expenses of any legal, accounting or other professional advisors to CD&R and its Affiliates engaged in connection with the Senior Facilities Financing Services provided.

(e) German BidCo and US AcquiCo shall reimburse, or shall procure that one or more other members of the Company Group shall reimburse, CD&R and its Affiliates for all reasonable travel and other out-of-pocket expenses incurred by CD&R and its Affiliates and their respective partners, members, employees, agents and advisors in the course or on account of rendering any Continuing Services (“Continuing Services Expenses”) and/or any Transaction Services (“Transaction Services Expenses”), including, without limitation, any fees and expenses of any legal, accounting or other professional advisors to CD&R and its Affiliates engaged in connection with the Continuing Services and/or Transaction Services being provided hereunder and any expenses incurred by any CD&R Designee in connection with the performance of his or her duties to any member of the Company Group, including the cost of all air travel, whether on commercial or private aircraft.

(f) Upon the written request of German BidCo and US AcquiCo received by CD&R not less than five Business Days prior to the date on which the Acquisition Services Fee, Senior Facilities Financing Services Fee or any Continuing Services Fee or Transaction Fee becomes due and payable, or at such other time as may be reasonably requested by German BidCo and US AcquiCo, CD&R shall provide an invoice or invoices to German BidCo and/or US AcquiCo (as instructed by German BidCo and US AcquiCo) setting forth (in reasonable detail) the Consulting Services rendered or to be rendered and the amounts owed in respect of such payment. CD&R or its Affiliates may submit monthly expense statements for Acquisition Services Expenses, Senior Facilities Financing Services Expenses, Continuing Services Expenses and/or Transaction Services Expenses to either or both of German BidCo or US AcquiCo or any other member of the Company Group designated by German BidCo or US AcquiCo, as applicable, which shall be payable with thirty days.

(g) If any amount payable hereunder for fees or expenses to CD&R and its Affiliates is subject to any value-added, withholding or other taxes (other than any income tax imposed by the United States of America or any political subdivision or taxing authority therein), such amount payable shall be increased, to the maximum extent permitted by applicable law, by such additional amount as may be necessary so that after payment and withholding of all such taxes (including all payments and withholdings in respect of such additional amount) CD&R and its Affiliates receives an amount equal to the amount it would have received if no such taxes had been required to be paid or deducted. Nothing in this Section 4 shall limit any obligations of any member of the Company Group to reimburse any costs and expenses to CD&R or any CD&R Affiliate (as defined below) under the Indemnification Agreement or any other indemnification arrangement in place between a member of the Company Group and a CD&R Affiliate, including, without limitation, any deed of indemnity for the benefit of any CD&R Designee.

(h) Allocation of Payments. In order to ensure appropriate corresponding treatment of each of the parties hereto, neither of German BidCo nor US AcquiCo shall agree with its independent accountants to allocate any amounts paid to CD&R pursuant to this Agreement to specific services provided hereunder without the consent of CD&R (not to be unreasonably withheld).

(i) Obligations Joint and Several. Each of US AcquiCo and German BidCo and, from and after their respective dates of accession to this Agreement, each of the Acceding Parties hereby agrees (on behalf of itself and the other members of the Company Group) that the obligations of US AcquiCo and German BidCo under this Section 4 shall, subject to compliance with applicable law, be borne jointly and severally by German Bidco, US AcquiCo and each other member of the Company Group. Without prejudice to the foregoing, German BidCo and US AcquiCo may allocate all or a portion of any of the Acquisition Services Fee, the Senior Facilities Financing Services Fee, the Continuing Services Fee, the Transaction Fee, the Acquisition Services Expenses, the Senior Facilities Financing Services Expenses, the Continuing Services Expenses and the Transaction Services Expenses, as applicable, among each other and the other members of the Company Group, and may on-charge all or a portion of any such fees or expenses to other members of the Company Group as appropriate.

(j) Services Non-Exclusive. CD&R will devote such time and efforts to the performance of the services contemplated hereby as CD&R deems reasonably necessary or appropriate, provided that no minimum number of hours is required to be devoted on a weekly, monthly, annual or other basis. Each of US AcquiCo and German BidCo and, from and after their respective dates of accession to this Agreement, each of the Acceding Parties hereby acknowledges (on behalf of itself and the other members of the Company Group) that CD&R’s services are not exclusive to the Company Group and that CD&R will render similar services to other persons and entities.

5. Term, etc.

(a) This Agreement shall be in effect until, and shall terminate upon, the tenth anniversary of the date hereof, and may be earlier terminated by CD&R on 30 calendar days prior written notice to German BidCo and US AcquiCo. The provisions of this Agreement shall survive any termination of this Agreement, provided that, notwithstanding the foregoing, Sections 2, 3(a), 3(b) and the first sentence of Section 3(c) shall not survive any termination hereof and provided, further, that Section 4 hereof shall survive any termination hereof solely as to any portion of the Acquisition Services Fee, the Acquisition Services Expenses, the Senior Facilities Financing Fee, the Senior Facilities Financing Expenses, the Continuing Services Fee, the Continuing Services Expenses, the Transaction Fee or the Transaction Services Expenses not paid or reimbursed prior to such termination and not required to be paid or reimbursed thereafter pursuant to Section 5(c) hereof.

(b) Upon any consolidation or merger of German BidCo or US AcquiCo or any other member of the Company Group which is, or becomes, a party hereto, or any conveyance, transfer, disposition or lease of all or substantially all of the assets of German BidCo or US AcquiCo or any other member of the Company Group which is, or becomes, a party hereto as an entirety, the entity formed by such consolidation or into which such member of the Company Group is merged or to which such conveyance, transfer, disposition or lease is made (each, a “Successor Entity”) shall succeed to, and be substituted for, German BidCo or US AcquiCo or such other member of the Company Group which is, or becomes, a party hereto, as the case may be, under this Agreement with the same effect as if such Successor Entity had been a party hereto. No such consolidation, merger or conveyance, transfer, disposition or lease of all or substantially all of the assets of German BidCo or US AcquiCo or any other member of the Company Group which is, or becomes, a party hereto shall have the effect of terminating this Agreement or of releasing German BidCo or US AcquiCo or any other member of the Company Group which is, or becomes, a party hereto or any Successor Entity from their respective obligations hereunder.

(c) Upon any termination of this Agreement, any accrued and unpaid installment of the Acquisition Services Fee, the Senior Facilities Financing Services Fee, the Continuing Services Fee, the Transaction Fee or any portion thereof

(which in the case of Continuing Services Fees shall be pro rated, with respect to the month in which such termination occurs, for the portion of such month that precedes such termination), and any unpaid and unreimbursed Acquisition Services Expenses, Senior Facilities Financing Expenses, Continuing Services Expenses or Transaction Services Expenses that shall have been incurred prior to such termination (whether or not, in the case of Continuing Services Expenses, such Continuing Services Expenses shall then have become payable), shall be immediately paid or reimbursed, as the case may be, by German BidCo and US AcquiCo or on behalf of German BidCo and US AcquiCo by another member of the Company Group designated by German BidCo or US AcquiCo. If, at any time, no member of the Company Group is permitted to make any payment or reimbursement due to CD&R under this Agreement under the terms of the Credit Agreement or any other credit or financing agreement to which any member of the Company Group is a party, such obligations shall accrue as provided herein, but payment or reimbursement thereof shall be deferred until such time as (i) such payments are no longer prohibited under the terms of the applicable agreement, (ii) the prohibition against such payment is waived in accordance with the terms of the applicable agreement or (iii) the loan amount due thereunder is repaid in full. In the event of the liquidation of either of German BidCo or US AcquiCo, all amounts due to CD&R and its Affiliates hereunder shall be paid to CD&R LLC and its Affiliates before any distributions or similar payments are made to shareholders or other equity holders of German BidCo or US AcquiCo, as applicable.

6. Indemnification. Each of US AcquiCo and German BidCo and each Acceding Party that is also an acceding party to the Indemnification Agreement upon its accession to this Agreement, hereby acknowledges and agrees (on behalf of itself and the other members of the Company Group) that the services provided by CD&R hereunder, including the Acquisition Services and the Senior Facilities Financing Services that have been and will be provided and the Continuing Services that will be provided, are subject to the terms of this Agreement (including, without limitation, Section 8) and the Indemnification Agreement.

7. Independent Contractor Status. The parties acknowledge and agree that CD&R has performed or shall perform the Acquisition Services and the Senior Facilities Financing Services and shall perform the Continuing Services and any Transaction Services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel and those of its Controlled Affiliates. Each of the parties hereto further acknowledges and agrees that CD&R may, in its sole discretion, remove or substitute any of the members of, or add members to, the team of professional employees of CD&R and its Affiliates that will be providing Consulting Services pursuant to this Agreement, and that any such removal, substitution or addition shall not in any way modify or affect any of the obligations of either German BidCo or US AcquiCo hereunder, including, without limitation, its obligation to pay any fee or reimburse any expenses. Neither CD&R nor any of its Affiliates, employees, partners, members, advisors or agents shall, solely by virtue of this Agreement or the arrangements hereunder, be considered employees or agents of any member of the Company Group nor shall any of them have authority hereunder to contract in the name of a member of or bind any member of the Company Group, except (a) to the extent that any professional employee, advisor, partner or member of CD&R or its Affiliates may at the time be serving as a director or an officer of a member of the Company Group or (b) as expressly agreed to in writing by such member of the Company Group. Each of German BidCo and US AcquiCo and each of the Acceding Parties (from and after their respective dates of accession to this Agreement) hereby acknowledges and agrees, and each of German BidCo and US AcquiCo shall procure that each other member of the Company Group acknowledges and agrees, that any agreements, arrangements or understandings entered into by CD&R or its Affiliates on behalf of the Company Group prior to the date hereof in connection with the Acquisition (including, without limitation, any confidentiality agreements, agreements with brokers or finders and any arrangements relating to the financing of the Acquisition or otherwise) shall be obligations of such member of the Company Group, binding on them to the same extent as such obligations may be binding on CD&R or its Affiliates. Each member of the Company Group shall fully perform, and shall indemnify and hold harmless CD&R and its Affiliates from and against, all such obligations. Any duties of CD&R or its Affiliates arising out of its engagement to perform Consulting Services hereunder shall be owed solely to German BidCo and US AcquiCo, for the benefit of German BidCo and US AcquiCo and the Company Group. Without limiting the generality of the foregoing, the parties acknowledge that nothing in this Agreement, expressed or implied, is intended to confer on any present or future holders of any securities of German BidCo, US AcquiCo or any of their respective Affiliates, or any present or future creditor of German BidCo, US AcquiCo or any of their respective Affiliates, any rights or remedies under or by reason of this Agreement or any performance hereunder.

8. Limitation on Liability. Except in cases of fraud, gross negligence or intentional misconduct, CD&R, its Affiliates and any of their respective employees, officers, directors, partners, consultants, members, stockholders or Affiliates shall have no liability of any kind whatsoever to any member of the Company Group for any damages, losses or expenses (including, without limitation, special, punitive, incidental or consequential damages and interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors) with respect to the provision of any Consulting Services hereunder, and in no event shall any such liability be in excess of the fees received by CD&R hereunder. Each of German BidCo and US AcquiCo (on behalf of itself and the other members of the Company Group), by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no person other than CD&R shall have any obligation hereunder and that it has no rights of recovery against, and no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, any former, current or future officer, agent, Affiliate, employee or advisor of CD&R (or any of their successors or permitted assignees), against any former, current or future general or limited partner, member or stockholder of CD&R (or any of its successors or permitted assignees) or against any former, current or future director, officer, agent, employee, advisor, Affiliate, general or limited partner, stockholder, manager or member of any of the foregoing (collectively, the “CD&R Affiliates”), whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of German BidCo, US AcquiCo or any of their respective Affiliates against any CD&R Affiliates, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise.

9. Outside Activities. In recognition that CD&R and CD&R Affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which CD&R or CD&R Affiliates may serve as an advisor, a director or in some other capacity, and in recognition that CD&R or CD&R Affiliates have myriad duties to various investors and partners, and in anticipation that the Company Group, on the one hand, and CD&R or CD&R Affiliates, on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Company Group hereunder and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 9 are set forth to regulate, define and guide the conduct of certain affairs of the Company Group as they may involve CD&R. Except as CD&R may otherwise agree in writing after the date hereof:

(a) CD&R and CD&R Affiliates shall have the right: (i) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, any member of the Company Group), (ii) to directly or indirectly do business with any client or customer of the Company Group, (iii) to take any other action that CD&R believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 9 and (iv) not to present potential transactions, matters or business opportunities to any member of the Company Group, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(b) CD&R and CD&R Affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company Group or any of their Affiliates or to refrain from any actions specified in Section 9(a), and each of German BidCo and US AcquiCo, on its own behalf and on behalf of the other members of the Company Group, hereby renounces and waives any right to require CD&R or any CD&R Affiliates to act in a manner inconsistent with the provisions of this Section 9.

(c) None of CD&R or any CD&R Affiliates shall be liable to any member of the Company Group or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 9 or of any such person’s participation therein.

10. Notices. All notices and other communications made in connection with this Agreement shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid and return receipt requested) or equivalent service, or by telecopier, e-mail, overnight courier or hand delivery, as follows:

(a)	if to any member of the Company Group, to:

Kairos Vier Vermögensverwaltungs-GmbH

Mainzer Landstrasse 46

60325 Frankfurt am Main

Attention:

Email:

Facsimile: +

Telephone: +

Attention: Mr. Frank Walenta

e-mail: Frank.Walenta@vistra.com

with a copy (which shall not constitute notice) to CD&R;

(b)	if to CD&R, to:

Clayton, Dubilier & Rice, LLC

375 Park Avenue

18th Floor

New York, New York 10152

U.S.A.

Facsimile: +1 212 893-7061

Telephone: +1 212 407-5200

Attention: Theresa A. Gore

e-mail: tgore@cdr-inc.com

with a copy (which shall not constitute notice) to:

CD&R LLP

Cleveland House, 33 King Street

London, W1X 9DA

United Kingdom

Facsimile: +44 20 7747-3801

Telephone: +44 20 7747-3800

Attention: Mr. Christian Storch

e-mail: cstorch@cdrllp.com

or to such other address or such other person as the relevant party shall have designated by written notice to the other parties hereto. All communications hereunder shall be effective upon receipt by the party to which they are addressed. A copy of any notice or other communication given under this Agreement shall also be given to:

Debevoise & Plimpton LLP

65 Gresham Street

London EC2V 7NQ

United Kingdom

Facsimile: +44 20 7588-4180

Telephone: +44 20 7786-9000

Attention: Geoffrey P. Burgess

e-mail: gpburgess@debevoise.com

11. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

12. Acceding Parties. The parties intend that Inuit shall become a party this Agreement upon the closing of the Acquisition by signing the Accession Letter Agreement attached hereto as Exhibit A. Any of German BidCo, US AcquiCo or CD&R may from time to time require that any other member of the Company Group that is not a party to this Agreement accede and become a party to this Agreement by written notice to the other parties. Upon any such requirement, German BidCo and US AcquiCo shall, as promptly as practicable, procure that any relevant member of the Company Group become a party to this Agreement by signing the Accession Letter Agreement attached hereto as Exhibit A.

13. Entire Agreement; No Representations or Warranties. This Agreement, the Indemnification Agreement and any D&O Indemnity (as defined in the Indemnification Agreement) constitute the complete and entire understanding and agreement and supersede all prior and contemporaneous understandings, conditions and agreements, whether written and oral, express or implied, amongst the parties with respect to the subject matter hereof. Each of German BidCo and US AcquiCo acknowledges and agrees that CD&R makes no representations or warranties in connection with this Agreement or its provision of any services hereunder. Each of German BidCo and US AcquiCo agrees that any acknowledgment or agreement made by it in this Agreement is made on behalf of itself and the other members of the Company Group.

14. Counterparts etc. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

16. Arbitration.

(a) Any dispute, claim or controversy arising out of, relating to, or in connection with this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be finally determined by arbitration. The arbitration shall be administered by JAMS. If the disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Comprehensive Arbitration Rules and Procedures (“JAMS Comprehensive Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties. If no disputed claim or counterclaim exceeds $250,000, not including interest or attorneys’ fees, the JAMS Streamlined Arbitration Rules and Procedures (“JAMS Streamlined Rules”) in effect at the time of the arbitration shall govern the arbitration, except as they may be modified herein or by mutual written agreement of the parties.

(b) The seat of the arbitration shall be New York, New York. The parties submit to jurisdiction in the state and federal courts of the State of New York for the limited purpose of enforcing this agreement to arbitrate.

(c) The arbitration shall be conducted by one neutral arbitrator unless the parties agree otherwise. The parties agree to seek to reach agreement on the identity of the arbitrator within thirty days after the initiation of arbitration. If the parties are unable to reach agreement on the identity of the arbitrator within such time, then the appointment of the arbitrator shall be made in accordance with the process set forth in JAMS Comprehensive Rule 15.

(d) The arbitration award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the attorneys’ fees of the prevailing party. Judgment on the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets. Notwithstanding applicable state law, the arbitration and this agreement to arbitrate shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, JAMS, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

17. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that (i) except as provided in clause (ii) and (iii) of this proviso, neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party, whether by operation of law or otherwise, without the express written consent of the other party hereto, (ii) any assignment by CD&R of its rights but not the obligations under this Agreement to any entity directly or indirectly controlling, controlled by or under common control with CD&R shall be expressly permitted hereunder and shall not require the prior written consent of the German BidCo or US AcquiCo and (iii) CD&R may assign all of its rights, interests and obligations under this Agreement to a third party in connection with the transfer to such third party of substantially all of CD&R’s investment management business without the prior written consent of German BidCo or US AcquiCo.

18. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer any right or remedy hereunder upon any Person other than each of the parties hereto and their respective successors and permitted assigns.

19. Amendment; Waivers, etc. This Agreement may not be amended, restated, supplemented or otherwise modified, and no provision of this Agreement may be waived, other than in a writing duly executed by the parties hereto.

20. Severability; No Representations or Warranties. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any term or provision of this agreement invalid or unenforceable in any respect. Each of German BidCo and US AcquiCo acknowledges and agrees that CD&R makes no representations or warranties in connection with this Agreement or its provision of the Acquisition Services, Senior Facilities Financing Services, the Continuing Services and the Transaction Services. Each of German BidCo and US AcquiCo agrees that any acknowledgment or agreement made by it in this Agreement is made on behalf of itself and the other members of the Company Group.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

CD&R MILLENNIUM US ACQUICO LLC

By:	CD&R Millennium US HoldCo LLC, its managing member

By:	CD&R Millennium HoldCo 7 B.V., its managing member

By:	/s/ Sang-Ki Brands
Name: Sang-Ki Brands
Title: Managing Director

By:	/s/ Yasemin Demirtas
Name: Yasemin Demirtas
Title: Managing Director

CLAYTON, DUBILIER & RICE, LLC

By:	/s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice-President, Treasurer and Assistant Secretary

[Signature Page to the Consulting Agreement]

KAIROS VIER VERMÖGENSVERWALTUNGS- GMBH

By:	/s/ Frank Walenta
Name: Frank Walenta
Title: Geschäftsführer

[Signature Page to the Consulting Agreement]

Exhibit A

Accession Letter Agreement

To:	Clayton, Dubilier & Rice, LLC
375 Park Avenue
New York, New York 10152

From:	[•]; and
[•] (together, the “Acceding Parties”)

Dated:	[July] __, 2014

Dear Sirs:

1.	We refer to a Consulting Agreement, dated July 28, 2014 (as the same may have been amended, waived, modified or supplemented prior to the date hereof, the “Consulting Agreement”), by and among CD&R Millennium US AcquiCo LLC, Kairos Vier Vermögensverwaltungs-GmbH and Clayton, Dubilier & Rice, LLC.

2.	Terms defined in the Consulting Agreement shall bear the same meaning herein.

3.	Each of the Acceding Parties undertakes to perform all the obligations expressed to be undertaken under the Consulting Agreement and agrees that is shall be bound by the Consulting Agreement in all respects as if it had been an original party thereto.

4.	This Accession Letter Agreement shall be governed by New York law.

[•]

By:
Name:
Title:

[•]

By:
Name:
Title: